Exhibit 99.1
STREAMLINE HEALTH SOLUTIONS, INC.
News Release of Streamline Health Solutions, Inc. Dated February 26, 2009
News Release

MEDIA CONTACTS:	INVESTOR CONTACTS:
Melissa Vincent	Lytham Partners, LLC
Marketing Communications	Joe Diaz, Robert Blum or Joe
Dorame
(513) 794-7100	(602) 889-9700
STRM@lythampartners.com
FOR IMMEDIATE RELEASE
Streamline Health Appoints Jay D. Miller
to Board of Directors
Cincinnati, Ohio – February 26, 2009 — Streamline Health Solutions, Inc. (NasdaqCM: STRM) announced today that Jay D. Miller has been appointed to the Company’s Board of Directors. The addition of Mr. Miller brings to five the number of independent members on the Streamline Health Board of Directors.
Mr. Miller has spent roughly 25 years in the medical technology industry with executive-level product development; sales and marketing; and profit and loss responsibilities. Most recently, from 2002 to 2008, Mr. Miller served as president and chief executive officer of Vital Images, Inc., (NasdaqGS: VTAL), a leading provider of enterprise-wide advanced visualization and analysis software solutions. Under Mr. Miller’s leadership the company experienced significant revenue, net income and market capitalization growth. Prior to becoming president and CEO of Vital Images, Mr. Miller served as their vice president of marketing and business development. Earlier in his career, Mr. Miller was instrumental in the global growth of General Electric’s Magnetic Resonance (MR) business and in the development and execution of GE Medical Systems’ strategic plan for cardiology in the Americas. Prior to GE, Mr. Miller served at Siemens Medical Systems as a product specialist providing technical marketing and sales support for Siemens’ MR products. Mr. Miller has a bachelor’s degree in chemistry from Dartmouth College, a master’s degree in biomedical engineering from the University of Virginia and a master’s degree in management from the Kellogg School of Management at Northwestern University.
J. Brian Patsy, president and CEO of Streamline Health, commented, “We are pleased that Jay Miller has agreed to join our Board at this important point in the Company’s development. Jay brings a career’s worth of medical technology expertise, executive experience and industry skill sets that will enhance our ability to successfully expand the Streamline Health enterprise in the coming years. With healthcare technology high on the priority list of the Obama administration, Streamline Health’s product offerings are well-positioned to address the needs of providing healthcare in the most cost-efficient manner possible. We look forward to Jay’s leadership in driving our business to the next level.”
“I am very pleased to be joining the Streamline board at this time,” said Mr. Miller. “The Company is becoming increasingly well-known for the efficiencies that it brings to its hospital customers and I believe that we are just beginning to scratch the surface of what is possible. The real breakthroughs in accomplishing operating efficiencies at medical institutions of all shapes and sizes will emanate from leading-edge entrepreneurial organizations like Streamline Health. I look forward to Streamline Health taking its place among the leaders in the industry in the years to come.”
About Streamline Health Solutions, Inc.

Streamline Health is a leading supplier of workflow and document management tools, applications and services that assist strategic business partners and healthcare organizations to improve operational efficiencies through business process optimization. The Company provides integrated tools and technologies for automating document-intensive environments, including document workflow, document management, e-forms, portal connectivity, optical character recognition (OCR) and interoperability.
The Company’s workflow-based services offer solutions to inefficient and labor-intensive healthcare business processes throughout the revenue cycle, such as chart coding, abstracting and completion, remote physician order processing, pre-admission registration scanning and signature capture, insurance verification, secondary billing services, explanation of benefits processing and release of information processing. The Company’s solutions also address the document workflow needs of the Human Resource and Supply Chain Management processes of the healthcare enterprise. All solutions are available for purchase or through a remote hosting services model that better matches customers’ capital or operating budget needs.
Streamline Health’s solutions create a permanent document-based repository of historical health information that is complementary and can be seamlessly integrated with existing disparate clinical, financial and administrative information systems, providing convenient electronic access to all forms of patient information from any location, including secure web-based access. These integrated solutions allow providers and administrators to link existing systems with documents, which can dramatically improve the availability of patient information while decreasing direct costs associated with document retrieval, work-in-process, chart processing, document retention, and archiving. For additional information, please visit our website at http://www.streamlinehealth.net.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995
Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The forward-looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell the Company products, the ability of the Company to control costs, availability of products produced from third party vendors, the healthcare regulatory environment, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.